CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2023, relating to the financial statements and financial highlights of HW Opportunities MP Fund, a series of Hotchkis & Wiley Funds (formerly a series of Series Portfolio Trust), for the year ended June 30, 2024.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
August 28, 2024